UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 31, 2010

TRICO MARINE SERVICES, INC.
 (Exact name of registrant as specified in its charter)

Delaware	001-33402	72-1252405
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10001 Woodloch Forest Drive, Suite 610 The Woodlands, Texas	77380
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 780-9926

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement

    (a) On March 31, 2010, Trico Marine Services, Inc. (“Trico”) entered into the Second Waiver to Amended and Restated Credit Agreement (the “Waiver”) by and among Trico, as borrower, Trico Marine Assets, Inc. and Trico Marine Operators, Inc., as guarantors, Unicredit Bank AG (“Unicredit”) and Nordea Bank Norge ASA, Cayman Islands Branch, as lenders, and Nordea Bank Finland plc, New York Branch (“Nordea”), as administrative agent. The Waiver waives the requirement in the Amended and Restated Credit Agreement, dated as of August 29, 2008, as amended, that the borrower will not permit the consolidated leverage ratio on March 31, 2010 to be greater than 11.00 to 1.00.

The preceding description of the Waiver does not purport to be complete and is qualified in its entirety by reference to the copy of the Waiver filed as Exhibit 10.1 to this report, which is incorporated herein by reference.

Relationships

Trico Marine Assets, Inc. and Trico Marine Operators, Inc. are subsidiaries of Trico. Nordea serves as administrative agent, book runner, joint lead arranger and a lender under the Credit Agreement dated as of October 30, 2009, by and among Trico Shipping AS, the guarantors party thereto, the lenders party thereto, Nordea and Unicredit (the “Trico Shipping Working Capital Facility”). Unicredit serves as joint lead arranger and a lender under the Trico Shipping Working Capital Facility.

Item 8.01 Other Events.

As previously disclosed, on February 12, 2010, the Norwegian Supreme Court ruled in favor of the ship owners and came to the conclusion that the transitional rules, where the untaxed profits under the old tonnage tax regime became payable when entering into the new regime were unconstitutional.  As a result of the ruling, the Company has received approximately $9.1 million in cash refunds related to prior year tax payments.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Second Waiver to Amended and Restated Credit Agreement, dated as of March 31, 2010, to the Amended and Restated Credit Agreement, dated as of August 29, 2008.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 31, 2010

TRICO MARINE SERVICES, INC.

By:	/s/ Rishi A. Varma

	Name:	Rishi A. Varma
	Title:	Chief Operations Officer, Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

10.1	Second Waiver to Amended and Restated Credit Agreement, dated as of March 31, 2010, to the Amended and Restated Credit Agreement, dated as of August 29, 2008.